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Exhibit 10.15

[ETTENBERG & COMPANY, INC. LOGO]

September 27, 2002

Dr. Joe Peterson
Chairman and Chief Executive Officer
On Assignment, Inc.
26651 West Agoura Road
Calabasas, CA 91302

Dear Joe,

        It gives me great pleasure to present this standard consulting agreement for your approval. I'm looking forward to broadening my involvement with On Assignment, Inc. Here are the details of the submission:

  1.
  The Purpose

    The purpose of this document is to define the working relationship between On Assignment, Inc. (The client) and Ettenberg & Company, Inc. (The Consultancy).

  2.
  The Assignment

    During the term of this agreement Ettenberg & Company will provide strategic and marketing consultation services to the Chief Executive Officer and/or other senior executives of the company, at his discretion. These assignments would not be in conflict with his role as Director. As consultants, Ettenberg & Company will be acting as your agent vis-à-vis any third party agreements you have approved.

  3.
  The Deliverables

    Elliott Ettenberg will be available for a predetermined number of days throughout the year to perform the following services:

    •    Provide marketing strategy input.

    •    Recommend third party resources to execute marketing programs.

    •    Review, analyze and recommend tactics that spring from third party research.

    •    Input upon affinity, creative and promotional strategy as needed.

    •    Advise senior marketing executives on execution processes and priorities.

    •    Help establish an industry leading affinity program which solidifies On Assignment, Inc. as the brand of first choice in the healthcare temporary staffing market.

  4.
  The Term

    The term of this agreement is for 12 months, commencing October 1st, 2002 and terminating September 30, 2003. It is renewable for an incremental twelve-month period, subject to both parties agreement. If either party refuses, the contract date expires on September 30, 2003.

  5.
  The Compensation

    On Assignment, Inc. agrees to pay Ettenberg & Company, Inc. the sum of $60,000 per year, billable in monthly installments of $5,000 per month plus all approved out-of-pocket expenses. For this, Ettenberg & Company, Inc. will make available an average of five (5) days per month to work exclusively on On Assignment business. It is expressly understood that the work will be done in Canada but presented in the U.S. as needed. Furthermore, travel time will not be charged to the client's offices in Calabasas and Cincinnati, but will be charged to any third party location Ettenberg & Company is required to visit in order to executive its mandate.

  6.
  Billing and Payment

    The fee will be billable on the first day of the month for which the fee is due. Miscellaneous out-of-pocket expenses will be itemized and submitted monthly after they have been incurred. Third party costs billed to Ettenberg & Company will be pre-estimated and be approved by On Assignment prior to any costs incurred. Ettenberg & Company billing of third party costs will include the approved estimate plus the actual cost incurred. All payments are Net 30 Days.

  7.
  Confidentiality

    While this agreement is in force, Ettenberg & Company agrees not to provide its services to any other healthcare staffing company unless expressly agreed to by On Assignment Inc. Furthermore, Ettenberg & Company will keep confidential any and all information concerning your business that becomes known to us by reason of the performance of our consulting duties. We shall not disclose any such information to any person outside of our employ unless to do so is required in accordance with the performance of our services. In such cases, we agree to utilize our best efforts to obtain from such third party suppliers, a similar agreement to maintain the confidentiality of the information.

Joe, if the above meets with your approval, please sign below and return one copy to my attention. I'm looking forward to this immensely.

Very best regards,
/s/ ELLIOTT ETTENBERG Chairman and Chief Executive Officer
Accepted and Agreed
On Assignment, Inc.

/s/ JOSEPH PETERSON, M.D. By: Joseph Peterson, M.D.

CEO Title

10.4.2002 Date

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Exhibit 10.15